Fourth Quarter 2024 Update

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE

Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflicts in Ukraine and the Middle East; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission (the “SEC”).

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Fellow Shareholders,

I have taken decisive actions since being appointed Cannae’s CEO in February 2024 focused on increasing Cannae's share price and closing the discount to net asset value (‘NAV’). In this time, we have executed a Dutch tender auction where we repurchased more than $200 million of Cannae shares, initiated a regular quarterly dividend, acquired a majority stake in the Watkins Company, a 150 year-old flavoring products company with strong growth prospects and consistent cash flow generation and spent significant time working with our portfolio companies to increase their values. Furthermore, we raised $470 million of cash from portfolio company sales throughout the year to fund share repurchases and new investments as we continue to rebalance our portfolio.

I am confident in our strategy and our execution, which, I believe, will reward our shareholders and narrow the share price discount to NAV. Below are select highlights from across our portfolio:

Dun & Bradstreet
•Reported fourth quarter 2024 total revenue of $632 Million with organic constant currency revenue growth of less than 1% over the fourth quarter 2023, and 3.0% organic constant currency growth for the full year 2024
•D&B generated $260.0 Million of Adjusted EBITDA in the fourth quarter 2024, down slightly to the fourth quarter 2023 , and an increase of 5.1% to the immediately preceding quarter
•Provided 2025 guidance for revenue of $2.44 Billion to $2.5 Billion, organic revenue growth in the range of 3.0% to 5.0% and Adjusted EBITDA in the range of $955 Million to $985 Million

Alight
•Initiated dividend and repurchased $12 Million of Alight shares during the fourth quarter 2024, marking $167 Million of share buybacks during 2024
•Fourth quarter 2024 revenue from continuing operations was $680 Million, down 0.3% from the 2023 fourth quarter, and a 23% increase sequentially from third quarter 2024
•BPaaS revenue grew nearly 10% in the fourth quarter 2024 to $146 Million, and 15% for the full year 2024 to $499 Million
•Adjusted EBITDA from continuing operations was $217 Million in the fourth quarter 2024, an increase of 5.3% over $206 Million in the 2023 fourth quarter
•Adjusted EBITDA Margin improved by 170 basis points in the fourth quarter year-over-year
•Provided 2025 guidance for revenue of approximately $2.32 Billion to $2.39 Billion and Adjusted EBITDA in the range of $620 Million to $645 Million

Black Knight Football
•Continued to build out holding company infrastructure and management team to drive synergies across all owned clubs
•AFCB Bournemouth has had its strongest start in the Premier League in club history, beating defending champions Manchester City, as well as Arsenal, Tottenham, Newcastle, Nottingham Forest and Manchester United
•Sponsorship and advertising revenues increased by double digits in the 2024/2025 season over the prior season, with several new agreements and renewals with existing partners at higher rates
•FC Lorient currently in position for promotion back to League 1

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Other
•On February 21, 2025, our Board of Directors declared a quarterly cash dividend of $0.12 per common share, payable on March 31, 2025, to shareholders of record on March 17, 2025
•Approximately 12 Million shares remain on Cannae's buyback authorization
•As of February 21, 2025, Cannae had $108 Million in corporate cash and short-term investments and $49 Million of margin loan undrawn capacity, offset by $160 Million in outstanding debt

Sincerely,

WILLIAM P. FOLEY, II
Chairman and CEO

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Select Portfolio Updates

Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2024	December 31, 2023
Total revenues	$631.9	$630.4
Net earnings	$7.8	$1.7
EBITDA	$226.2	$209.6
Adjusted EBITDA	$260.0	$260.6

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

D&B reported fourth quarter 2024 total revenue of $632 Million, an increase of less than 1% compared to the fourth quarter 2023, both before and after the effect of foreign exchange. For the full year 2024, revenue increased 2.9% to $2.38 Billion, and increased 3.0% on an organic constant currency basis.

Adjusted EBITDA was $260.0 Million for the fourth quarter 2024, a decrease of less than 1% compared to the prior year fourth quarter, while the Adjusted EBITDA Margin moved to 41.2% in the fourth quarter 2024. For the full year 2024, Adjusted EBITDA increased 3.9% to $926.6 Million, and Adjusted EBITDA Margin improved 30 basis points to 38.9% in 2024.

While the quarter was impacted by timing, the exit from certain non-strategic partnerships, and the ongoing process, D&B delivered another year of consistent organic growth. The company's fundamentals remain solid and the team continued to provide shareholder value through sustainable organic growth, strengthening the capital structure by deleveraging the balance sheet and maintaining their dividend. Net leverage at December 31, 2024 was reduced to 3.6 times, down from 3.8x at the close of 2023.

During 2024, the company repurchased nearly 1 Million shares of its common stock and has over 9 Million shares remaining under its existing buyback authorization. In February 2025, D&B announced another quarterly cash dividend of $0.05 per share, to be paid on March 20, 2025, to shareholders of record as of March 6, 2025.

Management provided fiscal 2025 guidance, with revenues after the impact of foreign exchange expected to range from $2.44 Billion to $2.50 Billion, an increase of 2.5% to 5.0% from 2024, and organic growth in the range of 3.0% to 5.0%. Adjusted EBITDA is expected to range of $955 Million to $985 Million, an increase of 3.1% to 6.3% over 2024.

Cannae holds 69 Million shares of D&B common stock, representing approximately 16% of D&B’s outstanding shares. As of February 21, 2025, the aggregate gross value of these shares was approximately $651 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2024	December 31, 2023
Total revenue	$680.0	$682.0
Net income (loss) from continuing operations	$29.0	$(121.0)
EBITDA from continuing operations	$177.0	$29.0
Adjusted EBITDA from continuing operations	$217.0	$206.0

Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and over 35 million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.

Alight completed the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses, which is now called Strada, in July 2024, for up to $1.2 Billion. All figures below refer to the continuing business unless otherwise noted.

Last week, Alight reported fourth quarter 2024 revenues of $680 Million, down less than 1% from the prior year quarter, and a $125 Million, or 23% increase sequentially. Recurring revenue grew nearly 2% from the prior year and comprised 91% of total revenue in the 2024 fourth quarter compared to 89% in the 2023 period. Within recurring revenue, BPaaS revenue grew nearly 10% to $146 Million and represented approximately 21.5% of total revenue.

In the fourth quarter of 2024, Alight generated $29 Million of net income from continuing operations compared to a net loss of $121 Million in the prior year quarter. Adjusted EBITDA from continuing operations increased $11 Million, or 5.3%, to $217 Million, up from $206 Million in the prior year. This represents an Adjusted EBITDA margin of 31.9% for the fourth quarter 2024, a 170 basis point improvement on the prior year fourth quarter mark of 30.2%. Notably, the fourth quarter 2024 results include revenue from services Alight is providing to Strada and is not burdened with certain shared delivery and technology costs related to the Strada business.

The company's net leverage at year-end 2024 was 2.8 times, an improvement from 3.3 times at the start of the year. Alight's debt is 70% fixed through 2025 and 40% through 2026. Subsequent to year-end, the company repriced its term loan, lowering the interest rate by 50 basis points, which is expected to decrease their annualized interest expense by $10 Million. The cash flow profile of the business has enabled the company to return capital in a couple of ways; Alight initiated a quarterly dividend program during the quarter and repurchased $12 Million of its shares, raising the aggregate total share buyback for 2024 to $167 Million. Alight's Board authorized the repurchase of an additional $200 Million of the Company's shares, providing a total amount authorized for repurchase of $281 Million with the new authorization.

Management provided its outlook for 2025, expecting revenue of $2.32 Billion to $2.39 Billion and Adjusted EBITDA in the range of $620 Million to $645 Million. The company noted that it has 89% or $2.1 Billion of 2025 revenue under contract, $1.5 Billion of 2026 revenue under contract and $1.2 Billion of 2027 revenue under contract.

On February 13, 2025, the company declared a quarterly dividend of $0.04 per Alight share to shareholders of record on March 3, 2025, that will be paid the dividend on March 17, 2025.

In December 2024, Cannae sold 12.0 Million shares of Alight for gross proceeds of $89.0 Million. After this transaction, Cannae holds 40.5 Million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of February 21, 2025, the aggregate gross value of these shares was approximately $276 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE

Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2024	December 31, 2023
Total revenues	$420.0	$414.5
Net income (loss)	$34.0	$(12.1)
EBITDA	$115.0	$106.2
Adjusted EBITDA	$103.0	$121.7

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry leading capabilities in payment processing, digital wallet, and online cash solutions. With over 25 years of online payment experience, an annualized transactional volume of $152 billion in 2024, and approximately 3,300 employees located in 12+ countries, Paysafe connects businesses and consumers across 260 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in fair value of Paysafe during the periods on a non-cash basis within Recognized gains (losses), net.

In conjunction with announcing the sale of its direct marketing payment processing line, Paysafe reported limited preliminary results for the fourth quarter and full year 2024 and an outlook for 2025 on February 11, 2025.

The company announced it has entered into a definitive agreement to sell substantially all assets related to its direct marketing payment processing business line. The business primarily consists of direct marketing and other card not-present volume in both complex and traditional industry verticals. The consideration for this transaction largely consists of annual earnout payments over the next five years and is expected to close in 30 days subject to finalizing certain transition services-related items.

Paysafe noted the disposed business generated $13 Million of revenue and $(6) Million of Adjusted EBITDA in the fourth quarter 2024, compared to $24 Million and $13 Million in the fourth quarter 2023, reported within the company’s Merchant Solutions segment.

Revenue for the fourth quarter 2024 is estimated to be $420 million, an increase of 1% compared to the fourth quarter of 2023, or 4% when excluding the disposed business. Subject to the finalization of financial reporting processes, including the finalization of income taxes, net income for the fourth quarter of 2024 is expected to be between $31 million and $37 million, compared to a net loss of $12 million in the fourth quarter of 2023. Adjusted EBITDA for the fourth quarter of 2024 is estimated to be $103 million, a decrease of 16%, or an increase of 1% when excluding the disposed business. This includes total credit losses of $23 million in the fourth quarter of 2024, an increase of $16 million compared to the fourth quarter of 2023.

The company provided a full year 2025 outlook, excluding the results of the disposed business for 2025 and 2024. Paysafe expects year-over-year revenue growth to be between 6.5% and 8.0% and adjusted EBITDA margin to be between 27.1% and 27.6%, with adjusted EBITDA growth in the mid-teens.

Paysafe also announced that its Board of Directors authorized a $70 Million increase to its existing share repurchase program, increasing the aggregate remaining authorization to $77 Million.

Cannae holds 2.5 Million PSFE shares, or approximately 4% of Paysafe’s outstanding shares. As of February 21, 2025, the aggregate gross value of these securities was approximately $47 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
System1, Inc.
(NYSE: SST)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2024	September 30, 2023
Total revenues	$88.8	$87.8
Net loss from continuing operations	$(30.6)	$(25.9)
Net loss attributable to System1	$(23.6)	$(131.4)
EBITDA	$(1.9)	$5.7
Adjusted EBITDA	$10.3	$8.1

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, and the delivery of high-intent customers to advertising partners. For more information, visit system1.com.

Cannae reports its equity in earnings or loss of System1 on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended September 30, 2024, and 2023. We expect System1 to announce their fourth quarter results on or about March 6, 2025.

System1 reported results for the third quarter 2024 on November 7, 2024. The company reported total revenue of $88.8 Million for the 2024 third quarter, a $1 Million increase from $87.8 Million in the 2023 comparable quarter and above the high end of System1's previous guidance of $86 Million to $88 Million.

Net loss was $31 Million for the third quarter 2024, compared to net loss from continuing operations of $26 Million in the third quarter 2023. The company posted third quarter 2024 Adjusted EBITDA of $10.3 Million, a 27% increase from $8.1 Million in the third quarter of 2023 and also exceeding the high end of System1's prior guidance of $8 Million to $10 Million.

The company noted CouponFollow.com experienced a 100% year-over-year increase in organic sessions to its website during third quarter 2024, while its savings-focused browser extensions also increased by 100% due to robust distribution partnerships.

In October, the company announced the release of Private Maps by MapQuest – the first app from a leading mapping brand specifically designed to protect users’ privacy. Private Maps keeps your routes private with no tracking, no sharing of your data and no ads. The "Anonymous Mode" in Private Maps automatically clears your search history when you close the app or with the push of a button, and has a "Private Favorites" feature where your go-to places are saved only on your device.

Cannae holds 27.0 Million shares of SST, or approximately 29% of outstanding shares. As of February 21, 2025, the aggregate gross value of these shares was approximately $18 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE

Black Knight Football
(Private)

Black Knight Football Club, LP ("Black Knight Football" or "BKFC"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across Black Knight Football’s network of owned and operated clubs, while driving both strong on-field performance and financial results. BKFC owns 100% of AFC Bournemouth ("AFCB" or the "Cherries"), a football club competing in the highest level of the men's English football league system, the Premier League, and minority interests in FC Lorient (French Ligue 2) and Hibernian FC (Scottish Premiership).

AFC Bournemouth

The first half of the 2024/2025 season has evidenced the potential of BKFC's multi-club model and approach to football operations. Following significant changes in the squad, the Cherries have had an impressive start, where the team has topped traditional league contenders in Arsenal, Tottenham, and Manchester United, as well as beaten defending champion Manchester City for the first time in the team’s history. The Cherries had an 11-game unbeaten streak that kicked off in November 2024, and after 26 matches sit in 6th place in the Premier League table, which provides a place in European competition. The Cherries have also advanced to the fifth round of the FA Cup, with the next match on March 1st against the Wolves.

The Cherries have seen strong commercial growth for the 2024/2025 season. Sponsorship and advertising revenues have increased this season by double digits, driven by several renewed agreements at higher rates as well as new agreements such as bj88 in a club record deal to become the club's front-of-shirt partner, LEOS International as sleeve sponsor, and six new Official Partners, including 8x Bet, Betway, Asset Alliance, ComAve, ESET and Utilita.

On the ticketing side of the business, the club has increased season ticket and matchday revenue by approximately 20% over the past two seasons, while also increasing the number of unique supporters to have attended a home match by 289% since the end of the 2022/2023 season.

Lorient recently finished off a strong first half of the season in League 2. Following recent wins against top-of-the table contenders Paris FC and Dunkerque, Lorient currently sits in 1st place after 24 matches. The objective this season is immediate promotion back to League 1, while also meeting financial goals through player transactions. Lorient has been aided by the strong play of 18 year old forward Elie Kroupi, who has 7 goals and 2 assists in 15 matches, despite missing the entirety of November due to injury and was signed by AFC Bournemouth n January 2025 and loaned back to FC Lorient for the remainder of the season.

Hibernian FC (Hibs) has made considerable progress in recent months, on and off the field of play. After a poor start to the season that saw Hibs fall to last place in the standings, they have now lost only once in the last 14 matches across all competitions, winning 9 of them, and rising to 5th in the table. They are four points behind Aberdeen for 3rd position and a place in European competition that comes along with it.

As of February 21, 2025, Cannae has invested $214 Million in BKFE, representing an approximate 47% ownership interest.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2024	December 31, 2023
Total revenues	$103.4	$111.1
Net earnings (loss)	$6.9	$15.8
EBITDA	$11.0	$20.2
Adjusted EBITDA	$1.4	$2.4

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar restaurant concepts, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 93 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 58 company-owned and four franchise locations in thirteen Southern and Midwestern states. Both brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.
Our Restaurant Group continues its strategy to provide value to guests through menu options and positive experiences while increasing the frequency of guest visits, attracting new guests and rationalizing costs throughout the organization. A restructure of the Restaurant Group leadership team was implemented to oversee the execution of this strategy in 2025.

Guest count and same store sales trends improved in the fourth quarter 2024 over the third quarter. The focus on value throughout the casual dining segment, however, resulted in unfavorable guest check averages and lower revenues and adjusted EBITDA in the fourth quarter 2024 compared to the prior year. As casual dining guests continue to look for value, store level management is concentrating on providing positive guest experiences through consistent execution in the restaurants, evolving the menu strategy, and delivering targeted marketing initiatives to current and new guests, all to provide value while improving overall sales and margin.

The Restaurant Group recognized significant support cost savings beginning in the fourth quarter and will continue to present increasing savings into 2025. Additionally, management is executing on new initiatives to further reduce operating costs with specific emphasis on labor and cost of goods sold. Further, the corporate leadership team continues to reduce other shared brand support costs, notably including a recently signed early termination of its lease on the support center building that will allow the group to move to a more cost efficient alternative in the second half of 2025. This and certain other underlying agreements related to these savings are long term in nature, and accordingly will be reflected in earnings and cash flows in 2025.

As of February 21, 2025, Cannae has invested $143 Million in our Restaurant Group.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
FOURTH QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2024	2023
Three months ended December 31,
Restaurant revenue	$103.4	$111.1
Other operating revenue	6.5	8.2
Total operating revenue	109.9	119.3
Cost of restaurant revenue	91.9	99.1
Personnel costs	17.9	9.0
Depreciation and amortization	3.3	3.4
Other operating expenses	18.8	32.5
Total operating expenses	131.9	144.0
Operating loss	(22.0)	(24.7)
Interest, investment and other income	1.0	4.7
Interest expense	(4.1)	(3.7)
Recognized (losses) gains, net	(22.9)	37.0
Total other (expense) income	(26.0)	38.0
(Loss) earnings before tax	(48.0)	13.3
Income tax benefit	(13.9)	(15.6)
Losses of unconsolidated affiliates	(11.7)	(78.7)
Less: earnings attributable to noncontrolling interests	0.3	8.6
Net loss attributable to Cannae common shareholders	$(46.1)	$(58.4)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(0.74)	$(0.83)
EPS attributable to Cannae common shareholders - diluted	$(0.74)	$(0.83)
Cannae weighted average shares - basic	62.2	70.1
Cannae weighted average shares - diluted	62.2	70.1

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
FULL YEAR STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2024	2023
Year ended December 31,
Restaurant revenue	$419.6	$536.0
Other operating revenue	32.9	34.0
Total operating revenue	452.5	570.0
Cost of restaurant revenue	371.2	474.9
Personnel costs	78.4	52.1
Depreciation and amortization	13.3	19.0
Other operating expenses	93.3	142.9
Total operating expenses	556.2	688.9
Operating loss	(103.7)	(118.9)
Interest, investment and other income	4.6	13.6
Interest expense	(11.6)	(17.9)
Recognized losses, net	(153.2)	(83.9)
Total other expense	(160.2)	(88.2)
Loss before tax	(263.9)	(207.1)
Income tax benefit	(0.4)	(77.0)
Losses of unconsolidated affiliates	(46.6)	(194.0)
Less: loss attributable to noncontrolling interests	(5.5)	(10.7)
Net loss attributable to Cannae common shareholders	$(304.6)	$(313.4)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(4.73)	$(4.27)
EPS attributable to Cannae common shareholders - diluted	$(4.73)	$(4.27)
Cannae weighted average shares - basic	64.4	73.4
Cannae weighted average shares - diluted	64.4	73.4

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
BALANCE SHEETS

	December 31, 2024	December 31, 2023
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$131.5	$106.2
Short term investments	6.2	15.6
Other current assets	23.5	29.5
Income tax receivable	35.7	26.0
Total current assets	196.9	177.3
Investments in unconsolidated affiliates	1,456.8	1,718.8
Equity securities, at fair value	56.2	290.9
Lease assets	136.0	143.5
Property and equipment, net	61.8	58.7
Other intangible assets, net	15.1	16.8
Goodwill	53.4	53.4
Deferred tax asset	73.9	82.0
Other long term investments and noncurrent assets	178.8	145.3
Total assets	$2,228.9	$2,686.7
Current liabilities:
Accounts payable and other accrued liabilities, current	$54.8	$74.2
Lease liabilities, current	14.5	13.9
Deferred revenue	16.2	16.9
Notes payable, current	61.0	2.5
Total current liabilities	146.5	107.5
Notes payable, long term	120.0	102.5
Lease liabilities, long term	134.6	142.2
Accounts payable and other accrued liabilities, long term	12.5	25.3
Total liabilities	413.6	377.5
Additional paid in capital	2,013.3	1,977.0
Retained earnings	567.1	901.3
Treasury stock	(724.7)	(533.9)
Accumulated other comprehensive loss	(19.2)	(19.9)
Noncontrolling interests	(21.2)	(15.3)
Total equity	1,815.3	2,309.2
Total liabilities and equity	$2,228.9	$2,686.7

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, transition costs, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other non-operating expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily from D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Paysafe management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA, when considered together with Paysafe's results presented in accordance with GAAP, provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

System1

We include System1's Adjusted EBITDA, a non-GAAP financial measure, in this release as it represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expenses, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 management believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended December 31,
Net earnings attributable to D&B	$7.8	$1.7
Depreciation and amortization	147.5	149.7
Interest expense, net	55.7	51.9
Income tax expense	15.2	6.3
EBITDA	226.2	209.6
Other expense, net	0.3	4.1
Equity in net income of affiliates	(1.2)	(1.1)
Net income attributable to noncontrolling interest	1.1	0.9
Equity-based compensation	15.2	17.3
Restructuring costs	2.4	2.8
Merger and acquisition-related operating costs	0.9	1.7
Transition costs	13.4	21.8
Other adjustments	1.7	3.5
Adjusted EBITDA	$260.0	$260.6

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Alight
Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended December 31,
Net income (loss) from continuing operations	$29.0	$(121.0)
Interest expense, net	20.0	31.0
Income tax expense	26.0	25.0
Depreciation and amortization	102.0	94.0
EBITDA	177.0	29.0
Share-based compensation	17.0	46.0
Transaction and integration expenses (1)	25.0	13.0
Restructuring	18.0	10.0
(Gain) loss from change in fair value of financial instruments	(3.0)	21.0
(Gain) loss from change in fair value of tax receivable agreement	(17.0)	88.0
Other	—	(1.0)
Adjusted EBITDA	$217.0	$206.0
_____________________________________________
(1) Transaction and integration expenses primarily relate to acquisition and divestiture activity.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Paysafe
Cannae accounts for its investment in Paysafe at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Paysafe.

Paysafe announced the sale of its direct marketing payment processing business (Paysafe Direct LLC) on February 11, 2025, as well as ranges for selected preliminary results for the period December 31, 2024 on February 11, 2025. The information below utilizes the mid-point of the ranges, and is inclusive of the Paysafe Direct LLC business. Paysafe noted it expects to provide its full financial results on March 4, 2025.

Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended December 31,
Net income ( loss) (1)	$34.0	$(12.1)
Interest expense, net	33.0	38.5
Income tax (benefit) expense	(18.0)	13.4
Depreciation and amortization	66.0	66.4
EBITDA	115.0	106.2
Share-based compensation	4.0	5.8
Impairment expense on goodwill and intangible assets	—	1.0
Restructuring and other costs	4.0	1.9
Loss on disposal of subsidiaries and other assets, net	—	0.4
Other (income) expense , net	(19.0)	6.5
Adjusted EBITDA(2)	$103.0	$121.7
_____________________________________________
(1) Due to ongoing reviews of financial statement line items within the reconciliation of Adjusted EBITDA to Net income for both the three months ended and the year ended December 31, 2024, including but not limited to income taxes, Paysafe is reporting a range of preliminary net income, from $31 million to $37 million for the three months ended December 31, 2024 and a range from $19 million to $25 million for the year ended
December 31, 2024. Each of the numbers included in the reconciliation are also considered to be the mid-point of a similar ranged integration expenses primarily relate to acquisition and divestiture activity.
(2) May not foot due to rounding.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended December 31, 2024 and 2023 include our ratable portion of System1's net loss for the three months ended September 30, 2024 and 2023, respectively.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2024	2023
Three months ended September 30,
Net loss from continuing operations	$(30.6)	$(25.9)
Interest expense, net	8.0	13.1
Income tax expense (benefit)	0.6	(1.1)
Depreciation and amortization	20.1	19.6
EBITDA	(1.9)	5.7
Stock-based compensation	3.8	5.3
Non-cash revaluation of warrant liability	0.3	(7.5)
Acquisition and restructuring costs	8.1	3.4
Other expense	—	1.2
Adjusted EBITDA	$10.3	$8.1

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Restaurant Group

Cannae accounts for its ownership of Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2024	2023
Three months ended December 31,
Net earnings (loss)	$6.9	$15.8
Interest expense, net	1.6	1.3
Income tax benefit	—	0.3
Depreciation and amortization	2.5	2.8
EBITDA	11.0	20.2
Noncontrolling interest expense	0.4	8.2
Non-cash impairment expense	0.6	5.6
Non-recurring recognized gain, store disposal costs and other(1)	(10.6)	(31.6)
Adjusted EBITDA	$1.4	$2.4
_____________________________________________
(1) Primarily represents gains recognized upon sale or write-off of fixed assets and derecognition of lease liabilities

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2024 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
Executive Vice President, General Counsel and Corporate Secretary

Brett A. Correia
Chief Accounting Officer

FOURTH QUARTER 2024
CONFERENCE CALL DETAILS

Date: February 24, 2025
Time: 5:00 pm ET
Participant dial-in: 1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10195808. The telephonic replay will be available until 11:59 pm ET on March 10, 2025. Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman of the Board, Chief Executive Officer, and Chief Investment Officer
Cannae Holdings, Inc.

Douglas K. Ammerman
Retired Partner
KPMG LLP

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman & Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President & Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Erika Meinhardt
Director
Cannae Holdings, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
8474 Rozita Lee Avenue, Suite 300
Las Vegas, NV 89113

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis, jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330
cannaeholdings.com